EXHIBIT 99.1
LendingClub Reaches Settlement with Federal Trade Commission

SAN FRANCISCO, July 14, 2021 /PRNewswire/ – LendingClub Corporation (NYSE: LC), the parent company of LendingClub Bank, America's leading digital marketplace bank, today announced that it has entered into an agreement1 with the Federal Trade Commission (FTC) which, subject to court approval, will conclude the agency’s previously disclosed investigation and litigation (the Settlement).

“While we have never agreed with the FTC’s allegations, we appreciate the important role the FTC plays to protect consumers and are pleased to have reached an agreement that resolves the agency’s concerns,” said LendingClub Chief Administrative Officer Brandon Pace. “We look forward to continuing our mission to empower our members on their path to financial health.”

Pursuant to the terms of the Settlement, LendingClub will make an $18 million payment for consumer remediation, an amount already accrued for in prior periods. The Settlement does not include any admission of liability, and LendingClub does not expect that the Settlement will impact its current operations or its financial outlook disclosed on April 28, 2021. LendingClub strives to maintain exceptional customer satisfaction ratings and is a leading example of innovating to expand credit to underserved consumers. To date, LendingClub has helped more than three million Americans improve their financial health.

About LendingClub
LendingClub Corporation (NYSE: LC) is the parent company of LendingClub Bank, National Association, Member FDIC. It is the first digital marketplace bank in the U.S. Members can gain access to a broad range of financial products and services through a technology-driven platform, designed to help them pay less when borrowing and earn more when saving. Since 2007, more than 3 million members have joined the Club to help reach their financial goals. For more information about LendingClub, visit https://www.lendingclub.com.

CONTACT:
For Investors: IR@lendingclub.com
Media Contact: Press@lendingclub.com

Safe Harbor Statement

Some of the statements above, including statements regarding the impact of the Settlement, are “forward-looking statements.” Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties. Factors that could cause actual outcomes and results to differ materially from those contemplated by these forward-looking statements include, among other things, those factors set forth in the section titled “Risk Factors” in LendingClub’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each as filed with the Securities and Exchange Commission, and approval of the settlement agreement as described above. LendingClub may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. LendingClub does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

1 https://www.ftc.gov/system/files/documents/cases/x180028_-_lendingclub_corporation_-_stipulated_order_for_permanent_injunction_and_judgment.pdf